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                                                                    EXHIBIT 11




                         GREENFIELD INDUSTRIES, INC.
             STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS(1)
                    (in thousands, except per share data)

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

                                                                                 YEARS ENDED DECEMBER 31
                                                                           ------------------------------------
                                                                             1996           1995         1994
                                                                           -------         -------      -------
PRIMARY EARNINGS PER SHARE:

Weighted average number of common shares outstanding                        16,328          16,252       16,250
                                                                           =======         =======      =======

Net income                                                                 $26,189         $31,465      $22,009
                                                                           =======         =======      =======

Net income per common share                                                $  1.60         $  1.94      $  1.35
                                                                           =======         =======      =======

FULLY DILUTED EARNINGS PER SHARE:

Weighted average number of common shares outstanding                        16,328          16,252       16,250

Shares issued upon assumed conversion of the Mandatorily
Redeemable Convertible Preferred Securities                                  1,919             --           --

Weighted average number of common and common
equivalent shares outstanding                                               18,247          16,252       16,250
                                                                           =======         =======      =======

Net income                                                                 $26,189         $31,465      $22,009

Interest expense on Mandatorily Redeemable Convertible
Preferred Securities, net of applicable income taxes                         2,841             --           --
                                                                           -------         -------      -------

Net income, adjusted                                                       $29,030         $31,465      $22,009
                                                                           =======         =======      =======

Net income per common share                                                $  1.59         $  1.94      $  1.35
                                                                           =======         =======      =======

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(1) All numbers of shares in this exhibit are weighted on the basis of the number of days the shares were outstanding or assumed to be outstanding during each period. The effect of shares to be issued upon the exercise of outstanding stock options is not material.